                                                                  EXHIBIT (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated June 17, 1999, and the related Letter of Transmittal. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would violate that jurisdiction's laws. The Company is not aware of any jurisdiction in which the making of the Offer or the lender of Shares would not be in compliance with the laws of such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Donaldson, Lufkin & Jenrette, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                    Notice of Offer to Purchase for Cash by

                           [LOGO OF MGM GRAND, INC.]

                  Up to 6,000,000 Shares of its Common Stock
                    at a Purchase Price of $50.00 Per Share

     MGM Grand, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender up to 6,000,000 shares of its common stock, par value $.01 per share (the "Shares"), to the Company at $50.00 per Share, net to the seller in cash (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 17, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"). The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

     ----------------------------------------------------------------------
     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 23, 1999, UNLESS THE OFFER IS EXTENDED. THERE IS NO GUARANTEED DELIVERY. ALL SHARES MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER.
     ----------------------------------------------------------------------

     The Board of Directors of the Company has approved the Offer. However, stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender. Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering Shares. [Copy TK] However, its principal stockholder has requested that the company register for sale by him up to 3,894,406 Shares, which is the number of Shares he owns directly and which is the number of Shares he and his wholly owned corporation could have sold in the Offer had they participated. Any such sales will only be made by prospectus after the Offer is completed.
     The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The term "Expiration Date" means 5:00 P.M., New York City time, on Friday, July 23, 1999, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 6,000,000 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered and not withdrawn when, as and if it gives oral or written notice to ChaseMellon Shareholder Services, LLC (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.
     Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 6,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority: (i) all Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Owner who tenders all such Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference) and who completes the box captioned "Odd Lots" on the Letter of Transmittal and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn on a pro rata basis.
     The Company is making the Offer because it believes: (i) the Shares are significantly undervalued in the public market; (ii) in light of the Company's strong financial position, investing in the Company's Shares represents an attractive use of the Company's capital and an efficient way to provide value to the Company's stockholders; and (iii) the Offer will afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have sufficient cash, cash flow and access to other sources of capital to fund its operations and capital projects, including completing the transformation of MGM Grand Las Vegas into the City of Entertainment and developing our proposed hotel/casino projects in Detroit, Michigan and Atlantic City, New Jersey.
     The Company expressly reserves the right, at any time or from time to time, in its sole discretion, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer to Purchase, the Company also expressly reserves the right to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment.
     Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Wednesday, August 11, 1999. For a withdrawal to be effective as to shares other than option shares, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by the Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.
     The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before stockholders decide whether to accept or reject the Offer. These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares.
     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein.
     Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth below:

   The Information Agent for the Offer is:                  The Depositary for the Offer is:

  [LOGO OF CHASEMELLON SHAREHOLDER SERVICES]          [LOGO OF CHASEMELLON SHAREHOLDER SERVICES]

Banks and Brokers Call Collect: (212) 273-8080                       P.O. Box 3301
  All Others Call Toll Free: (800) 774-5469                    South Hackensack, NJ 07606

                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette

                                277 Park Avenue
                           New York, New York 10172
                         (212) 892-3000 (Call Collect)

July 2, 1999